Exhibit 99.1

Cyngn Reports Third Quarter 2025 Financial Results

Recent Operating Highlights

●	Deployed the DriveMod Tugger at G&J Pepsi, the Largest Independent Pepsi Bottler in the USA

●	U.S. Continental “definitely recommends” the DriveMod Tugger.

●	Secured funding that extends Cyngn’s cash runway through 2027, reinforcing balance-sheet stability and capacity to scale operations.

●	Appointed Natalie Russell as Chief Financial Officer to strengthen financial leadership and operational discipline.

●	Expanded the sales organization to the largest in company history, reflecting a more mature commercial posture.

●	Deployed the DriveMod Tugger at Coats, marking another live industrial implementation of Cyngn’s autonomous vehicle technology.

●	Secured Cyngn’s 23rd U.S. patent, covering a modular sensor system designed for automated guided vehicles and autonomous industrial platforms.

●	Engaged Drata to pursue SOC 2 Type II and ISO 27001 certifications as part of a broader cybersecurity and compliance initiative.

MOUNTAIN VIEW, Calif., November 18, 2025 – Cyngn Inc. (Nasdaq: CYN) today reported operational progress for the third quarter ended September 30, 2025.

In Q3, Cyngn continued executing against its long-term strategy while positioning the business for a more commercial phase of growth. The company extended its financial runway through 2027, providing the capital required to scale deployment efforts, strengthen core technologies, and support expanding customer engagements. To align financial execution with these objectives, Cyngn appointed Natalie Russell as Chief Financial Officer, adding leadership experience in capital allocation, financial planning, and operational controls.

Commercial readiness advanced meaningfully during the quarter. Cyngn expanded its sales organization to the largest in its history and sharpened its go-to-market execution, resulting in material improvements in pipeline generation, meeting volume, and lead quality.

These gains reflect a more disciplined focus on efficiency over volume in demand generation efforts. This maturation in commercial strategy was underscored by the deployment of a DriveMod Tugger at Coats and G&J Pepsi, where the system is now actively automating material transport in a live production environment.

The company also reinforced its technology and compliance infrastructure. Cyngn secured its 23rd U.S. patent covering a modular sensor architecture adaptable to various industrial vehicles, further strengthening its intellectual property portfolio. In parallel, Cyngn partnered with Drata to pursue SOC 2 Type II and ISO 27001 certifications, an important step in meeting the security and data governance requirements of enterprise customers.

With a fortified balance sheet, expanded commercial organization, and ongoing progress in technology and compliance, Cyngn enters the next phase of execution focused on scaling deployments and converting commercial momentum into long-term value creation.

Q3 2025 Nine Month Financial Review:

Year-to-date third quarter revenue was $150.9 thousand compared to $61.8 thousand in the third quarter of 2024. Similar to prior year, third quarter 2025 revenue consisted of EAS software subscriptions from DriveMod tugger vehicle deployments.

Total costs and expenses in the year-to-date third quarter were $19.2 million, an increase of $1.9 million or 11% from $17.3 million in the third quarter of 2024. This increase was due to a $2 million increase in general and administrative (G&A), primarily due to an increase in personnel costs reflecting an investment in sales and executive bonuses, and a $0.1 million increase in research and development (R&D), primarily due to the change in accounting estimate related to capitalized software offset by the decrease in headcount. This is offset by a decrease of $0.2 million in cost of revenue due to the deployment costs being recognized over the life of the won contracts in 2025 versus the costs of initial deployment pilots immediately recognized in 2024. For the third quarter of 2025, other income (expense), net was $1.3 million compared to $70 thousand in the third quarter of 2024. The increase in other income was primarily driven by the $1.1 million fair value measurement of warrants.

Net loss for the third quarter was $(17.8) million compared to $(17.2) million in the corresponding quarter of 2024. Third quarter 2025 net loss per share was $(5.20), based on basic and diluted weighted average shares outstanding of approximately 3.4 million in the quarter. This compares to a net loss per share of $(1,924.23) in the third quarter of 2024, based on approximately 8.91 thousand basic and diluted weighted average shares outstanding.

Q3 2025 Three Month Financial Review:

Third quarter revenue was $70 thousand compared to $47.6 thousand in the third quarter of 2024. Similar to prior year, third quarter 2025 revenue consisted of EAS software subscriptions from DriveMod tugger vehicle deployments.

Total costs and expenses in the third quarter were $8.5 million, an increase of $2.9 million or 53% from $5.6 million in the third quarter of 2024. This increase was due to an increase of $2.5 million in R&D primarily driven by a change in accounting estimate of capitalized software development. In addition, the company experienced an increase of $578 thousand in G&A, primarily due to an increase in personnel costs reflecting an investment in sales and executive bonuses. This is offset by a decrease of $106 thousand in cost of revenue due to the deployment costs being recognized over the life of the won contracts in 2025 versus the costs of initial deployment pilots immediately recognized in 2024. For the third quarter of 2025, other income (expense), net was $(21.6) thousand compared to $80.8 thousand in the third quarter of 2024. The decrease in income was primarily driven by an increase in interest expense due to the office lease.

Net loss for the third quarter was $(8.4) million compared to $(5.4) million in the corresponding quarter of 2024. Third quarter 2025 net loss per share was $(1.20), based on basic and diluted weighted average shares outstanding of approximately 7 million in the quarter. This compares to a net loss per share of $(408.30) in the third quarter of 2024, based on approximately 13.31 thousand basic and diluted weighted average shares outstanding.

Balance Sheet Highlights:

Cyngn’s unrestricted cash and short-term investments as of September 30, 2025 totaled $34.9 million compared to $23.6 million as of December 31, 2024. At the end of the same period, working capital was $35.1 million and total stockholders’ equity was $38.7 million, as compared to year-end working capital of $22.1 million and total stockholders’ equity of $(1) million, respectively as of December 31, 2024. The Company had no debt as of September 30, 2025 and December 31, 2024 and to date, no one on the current management team has sold any shares of Company stock.

[1]	All information has been retroactively adjusted to reflect the 1-for-100 reverse stock split effected on July 3, 2024 and the 1-for-150 reverse stock split effected on February 18, 2025.

CYNGN INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024

REVENUE	$69,973	$47,584	$150,851	$61,762
COSTS AND EXPENSES
Cost of revenue	50,816	157,251	79,574	285,949
Research and development	5,254,953	2,795,583	9,331,987	9,149,357
General and administrative	3,181,204	2,602,952	9,873,188	7,913,222
TOTAL COSTS AND EXPENSES	8,486,973	5,555,786	19,284,749	17,348,528
LOSS FROM OPERATIONS	(8,417,000)	(5,508,202)	(19,133,898)	(17,286,766)

OTHER INCOME (EXPENSE), NET
Interest income (expense), net	(252,497)	46,336	(375,670)	45,994
Change in fair value of warrant liability	‒	‒	1,136,677	‒
Other income (expense), net	230,856	34,467	574,291	24,342
TOTAL OTHER INCOME (EXPENSE), NET	(21,641)	80,803	1,335,298	70,336

NET LOSS	$(8,438,641)	$(5,427,399)	$(17,798,600)	$(17,216,430)

Net loss per share attributable to common stockholders, basic and diluted	$(1.20)	$(408.30)	$(5.20)	$(1,924.23)

Weighted-average shares used in computing net loss per share attributable to common stockholders, basic and diluted	7,039,266	13,293	3,424,032	8,947

CYNGN INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	(Unaudited)	December 31,
	September 30, 2025	2024 (Restated)
ASSETS
CURRENT ASSETS
Cash	$4,820,464	$23,617,733
Short-term investments	30,054,492	–
Prepaid expenses and other current assets	4,205,419	1,965,222
TOTAL CURRENT ASSETS	39,080,375	25,582,955

Property and equipment, net	3,006,886	2,319,402
Right of use asset, net	6,190,809	297,918
Intangible assets, net	470,781	1,895,074
Security Deposit	518,584	–
TOTAL ASSETS	$49,267,435	$30,095,349

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES
Accounts payable	$360,416	$247,778
Accrued expenses and other current liabilities	3,514,449	2,874,216
Current operating lease liability	36,966	317,344
TOTAL CURRENT LIABILITIES	3,911,831	3,459,338

Non-current operating lease liability	6,676,231	–
Warrant liability	–	27,703,927
TOTAL LIABILITIES	10,588,062	31,143,265

Commitments and contingencies (Note 12)

STOCKHOLDERS’ EQUITY
Common stock, Par $0.00001; 400,000,000 and 200,000,000 shares authorized as of September 30, 2025 and December 31, 2024; 7,039,266 and 199,110 shares issued and outstanding as of September 30, 2025 and December 31, 2024, respectively	70	2
Additional paid-in capital	249,831,101	192,305,280
Accumulated deficit	(211,151,798)	(193,353,198)
TOTAL STOCKHOLDERS’ EQUITY	38,679,373	(1,047,916)
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$49,267,435	$30,095,349

CYNGN INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Nine Months Ended September 30,
	2025	2024
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(17,798,600)	$(17,216,430)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	894,312	692,848
Stock-based compensation	1,347,987	1,871,466
Realized gain on short-term investments	(545,094)	(105,414)
Loss on disposed assets	11,429	–
Patent impairment	–	118,831
Change in fair value of warrant liability	(1,136,677)	–
Change in estimate of capitalized software	2,590,491	–
Changes in operating assets and liabilities:
Prepaid expenses, operating lease right-of-use assets, and other assets	(2,758,782)	(345,122)
Accounts payable	112,638	(6,475)
Accrued expenses, lease liabilities, and other current liabilities	446,754	(559,715)
NET CASH USED IN OPERATING ACTIVITIES	(16,835,542)	(15,550,011)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property and equipment	(872,369)	(739,947)
Acquisition of intangible asset	(1,190,613)	(540,756)
Purchase of short-term investments	(62,710,899)	(6,755,408)
Proceeds from maturity of short-term investments	33,201,501	10,610,000
NET CASH (USED IN) PROVIDED BY INVESTING ACTIVITIES	(31,572,380)	2,573,889

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from at-the-market equity financing, net of issuance costs	–	6,789,427
Proceeds from public issuance of common stock and pre-funded warrants, net of issuance costs	29,611,678	4,570,110
Issuance costs from public issuance of common stock and pre-funded warrants and exercise of pre-funded warrants	(1,025)	–
Issuance costs for stock dividend and restricted stock units	–	(597)
NET CASH PROVIDED BY FINANCING ACTIVITIES	29,610,653	11,358,940

Net increase in cash and cash equivalents and restricted cash	(18,797,269)	(1,617,182)
Cash and cash equivalents and restricted cash, beginning of year	23,617,733	3,591,623
Cash and cash equivalents and restricted cash, end of year	$4,820,464	$1,974,441

About Cyngn

Cyngn develops and deploys autonomous vehicle technology for industrial organizations like manufacturers and logistics companies. The Company addresses significant challenges facing industrial organizations today, such as labor shortages and costly safety incidents.

Cyngn’s DriveMod technology empowers customers to seamlessly bring self-driving technology to their operations without high upfront costs or infrastructure installations. DriveMod is currently available on Motrec MT-160 Tuggers and BYD Forklifts.

The DriveMod Tugger hauls up to 12,000 lbs, travels inside and out, and targets a typical payback period of less than 2 years. The DriveMod Forklift lifts heavy loads that use non-standard pallets and is currently available to select customers. For all terms referenced within, please refer to the Company’s annual report on Form 10-K/A with the SEC filed on November 14, 2025.

Where to find Cyngn:

●	Website: https://cyngn.com

●	X: https://x.com/cyngn

●	LinkedIn: https://www.linkedin.com/company/cyngn

●	YouTube: https://www.youtube.com/@cyngnhq

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Any statement that is not historical in nature is a forward-looking statement and may be identified by the use of words and phrases such as “expects,” “anticipates,” “believes,” “will,” “will likely result,” “will continue,” “plans to,” “potential,” “promising,” and similar expressions. These statements are based on management’s current expectations and beliefs and are subject to a number of risks, uncertainties and assumptions that could cause actual results to differ materially from those described in the forward-looking statements, including the risk factors described from time to time in the Company’s reports to the he Securities and Exchange Commission (SEC), including, without limitation the risk factors discussed in the Company’s annual report on Form 10-K/A filed with the SEC on November 14, 2025. Readers are cautioned that it is not possible to predict or identify all the risks, uncertainties and other factors that may affect future results. No forward-looking statement can be guaranteed, and actual results may differ materially from those projected. Cyngn undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.